KPMG LLP 265 Clinton Square Rochester, NY 14604-1701 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated March 22, 2024, with respect to the consolidated financial statements of Hyzon Motors Inc., incorporated herein by reference. Rochester, New York August 30, 2024